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



                             TOMMY HILFIGER CORPORATION
                    Third Quarter Fiscal 2006 Conference Call
                              Moderator: David Dyer
                                February 9, 2006
                                 10:30 A.M. EST

OPERATOR: Good day, ladies and gentlemen, and welcome to today's teleconference. Currently all sites are on-line in a listen-only mode. Please note this call may be recorded. Right now I'd like to turn the program over to Ms. Valerie Martinez, Vice President of Investor Relations. Go ahead, ma'am.

VALERIE MARTINEZ: Good morning and welcome to the Tommy Hilfiger third quarter 2006 conference call. With us today are Dave Dyer, our Chief Executive Officer, Bob Rosenblatt, our Chief Operating Officer, and Joe Scirocco, our Chief Financial Officer. Before we begin, we'd like to read our Safe Harbor statement. Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, many of which are beyond our control including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers, distributors, and licensees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the ability to satisfy closing conditions in connection with the Company's merger agreement; the outcome of the class action lawsuits against the Company and the Company's discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including this press release and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the proposed transaction with funds advised by Apax Partners, the Company has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Shareholders are urged to read the definitive proxy statement and other relevant documents carefully when they become available, because they will contain important information. Shareholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company will be available free of charge from the Company.

The Company and its directors and executive officers and certain other of its employees may be soliciting proxies from shareholders of the Company in favor of the proposed transaction. Information concerning the participants in the proxy solicitation is included in the preliminary proxy statement filed by the Company with the Securities and Exchange Commission.

At this time, I'd like to introduce Dave Dyer, our Chief Executive Officer, who will begin the call.

DAVE DYER: Thanks Valerie. Good morning and thank you for joining us to discuss our third quarter fiscal 2006 results. It really feels good to resume reporting to our shareholders on a timely basis now that we are finally all caught up on our SEC filings. We expect to file our Form 10Q with the SEC on schedule later today. Also, this is the first quarterly earnings release since we announced the planned acquisition of the Company by Apax Partners on December 23, 2005 and I'll give you an update on the transaction in a few minutes.

First let me review with you some highlights of the quarter.

Net revenue for the third quarter of fiscal 2006 was $396 million, a decline of about 8% compared to $430 million for the third quarter of fiscal 2005. Operating income for third quarter of fiscal 2006 was up about 12% while net income declined about 22% as compared to the same period of fiscal 2005.

We are pleased to see the improvement in operating income for the quarter, even with the additional expenses this year of Karl Lagerfeld, our E-commerce site, and some deal related costs. The main business driver for this improvement was our Retail Segment, which continued to generate positive comp store sales increases in the low single digit range. What's more, the gross margin in our retail segment expanded by over 600 basis points as a result of improvements in our product assortment, sourcing and inventory management.

As most of you know, the third fiscal quarter of our International Wholesale segment is a seasonally slow quarter particularly for Tommy Hilfiger Europe which is the main component of this segment. Importantly, however, business at retail for our customers in Europe continues to be strong and we continue to expect healthy growth in both revenue and earnings in our European business. In our U.S. Wholesale business we have seen some improvement in sales trends at retail, most notably in our menswear business. We still have a lot of work to do in women's wear, however, and expect the current negative trends to carry forward into the fiscal year 2007. While we took steps in October to continue to rationalize our U.S. Wholesale infrastructure and are seeing benefits, any further deterioration of the wholesale business will require further actions to keep expenses in balance with sales. Our International Licensing business remains healthy, with increases in royalties and buying agency commissions in particular from our Asian licensees during the quarter.

Now I'd like to give you an update on the Apax Transaction, which we announced on December 23rd.

On January 17, 2006, we filed our preliminary proxy statement with the S.E.C. for the special shareholder meeting to consider the proposed acquisition by Apax Partners. Last week, we announced that the Federal Trade Commission granted early termination of the Hart-Scott-Rodino waiting period. We currently expect to hold the shareholder meeting in April and plan to consummate the merger promptly thereafter, of course, subject to the receipt of shareholder approval and the satisfaction of the other conditions of closing.

As described in detail in the preliminary proxy statement, the Apax transaction was the result of a thorough review of a broad range of strategic alternatives, including a sales process undertaken over a four month period. We contacted 24 qualified strategic and financial bidders to solicit interest in a potential transaction with the Company. We executed confidentiality agreements with 19 of the 24 parties, and, starting in September, made multi-hour presentations to 16 potential buyers. By late October, five bidding groups representing 8 parties remained active. Three bidders went through a Phase II of the bidding process, which included detailed due diligence and extensive management presentations. By December 17, we received a definitive, fully-financed proposal for $16.00 per share from Apax, which the Board rejected, along with non-binding indications of interest from two other parties which did not have committed financing. Ultimately, after continued negotiations which are fully described in the preliminary proxy, we reached agreement with Apax on $16.80 per share.

Management and the Company's Board of Directors feel very good about the thoroughness, robustness, and fairness of the process we undertook. The auction was led by the independent directors of our board, with neither Tommy nor European management team that is Fred Gehring and Ludo Onnink participating in the Board's deliberations on the Apax transaction. At the latter stages of Phase II, Tommy and the European management met separately with each of the three bidders. Tommy did not negotiate with any of the bidders regarding his current lifetime employment agreement or his future employment with the bidder until one week before definitive bids were due. Furthermore, I will point out that Tommy and/or European management have non-exclusive agreements with Apax.... which means they are free to negotiate with competing bidders if one were to emerge. Tommy also has no lock-up . . . that is, he is free to vote his 4.3% stake in favor of a better deal.

Importantly, there are no impediments to a competing bid. There is only a $50 million breakup fee payable if the Company were to terminate the Apax deal and enter into a superior transaction which is about 3.1% of our equity value -- this breakup fee is well within the customary range. Since the announcement of the Apax transaction on December 23, 2005, no third party has contacted the Company or J.P. Morgan Securities to express interest in a making a competing bid for the Company.

At a regular meeting of the Company's Board of Directors earlier this week, the Board reviewed with JP Morgan the recent Schedule 13D filing by Sowood Capital Management LP, which had questioned the reasons for the transaction and the price. Following this review, the independent directors unanimously reaffirmed their determination that the Apax transaction is fair to, and in the best interests of, the Company and its shareholders. Again, I would note that since the announcement of the transaction, no other party has contacted the Company or its advisors regarding their interest in making a higher bid.

As I mentioned earlier, we remain on track to close the transaction this spring, and we will keep you posted of any key developments.

Now I'll turn the call over to Joe Scirocco for a few more comments on the financial side and we'll open the call to your questions.

JOE SCIROCCO: Thanks Dave and good morning everyone. As Dave mentioned, our consolidated revenue for the third fiscal quarter was $396.6 million, a decline of 7.9% from $430.7 million a year ago.

Our gross profit margin increased to 52.4% for the quarter ended December 31 compared to 45% in the corresponding period last year. This resulted in part from improvements in our retail segment and U.S. wholesale business, as Dave already noted. It also reflects the changing mix of our business, as the U.S. Wholesale segment represented only 27.1% of consolidated revenue for the current year's quarter, compared to 39.2% last year.

With the change in mix comes a higher SG&A expense ratio as well - and in this year's third quarter SG&A represented 46.7% of revenue compared to 40.3% a year ago. Expenses for the quarter also included an additional $6.4 million in costs related to the Karl Lagerfeld and E-commerce businesses, along with some deal-related costs. These were partially offset by cost reductions that we undertook in October, mainly in our U.S. Wholesale business and corporate departments.

As a result of these factors, our operating income increased to $22.6 million for the third quarter of fiscal 2006 compared to $20.5 million in the prior year's third quarter. This is an increase of 10.2%, and I would just mention here that 10.2% should be used as a correction to the 12% figure cited earlier. Net income of $15.5 million, or $0.17 per diluted share, was below the $20.2 million, or $0.22 per diluted share, for the same period of fiscal 2005. I would note, however, that the quarterly results for fiscal 2006 included an income tax provision of $6.0 million or a 28% effective tax rate compared with a tax credit of $5.5 million in the comparable prior year's quarter.

Let me provide a little more detail on our revenue by reporting segment.

Retail segment revenue increased $20.5 million or 12.4% to $185.8 million in the third quarter of fiscal 2006 compared to $165.3 million in the third quarter of fiscal 2005. Comparable store sales were again positive this quarter in the low single digit range, and we benefited from the effects of 25 new store openings since December 31, 2004. In total, we operated 223 retail stores, consisting of 169 outlet stores and 54 specialty stores, compared to 198 stores a year ago.

Our international wholesale segment net revenue increased $3.2 million or 4.1% to $80.6 million in this year's third quarter, versus $77.4 million in the comparable prior year's quarter. Excluding the exchange rate impacts, revenue would have increased by approximately 11%.

In the U.S. Wholesale segment, net revenue decreased $61.3 million or 36.3% to $107.5 million from $168.8 million, with contraction in each of the men's, women's and children's components.

And our third party licensing revenue increased $1.6 million to $20.6 million in the current year's third quarter from $19.0 million in the comparable prior year's quarter, with international licensed businesses driving the growth.

Turning now to our balance sheet, we finished the third quarter with a total of $687.0 million in cash and short term investments, compared to $543.5 million at December 31, 2004. The current year's balance includes $150 million of cash restricted under our letter of credit facility. The increase in cash also includes $96.6 million from the sales of our two NYC office buildings earlier in the year.

Inventories are in good shape and totaled $229.7 million at December 31, 2005 compared to $240.3 million at December 31, 2004. Within this total, our wholesale inventories at are about 2% below those of the prior year, in line with our requirements, although they include some early receipts of spring season merchandise in Tommy Hilfiger Europe. On the retail side, inventories were about 11% below those of the prior year, even with 25 additional stores being operated.

Turning now to our forward outlook.

For the full fiscal year ending March 31, 2006, we expect consolidated revenue to decrease in the mid to high single digit percentage range, because of contraction in U.S. Wholesale and the decline in the value of the Euro vs. the U.S. Dollar. We project retail revenue to grow in the mid teen percentage range for the full fiscal year, from $500 million in fiscal 2005, primarily because of stores opened since last year end, but also because of positive comp store results. Our international wholesale segment revenue is expected to increase this year in the high single digit percentage range, despite lower currency exchange rates, when compared to last year. Growth is expected to be led by an approximate 10% increase in revenue for Tommy Hilfiger Europe. We expect that U.S. Wholesale revenue will decline in fiscal 2006 by approximately 35% from $679.6 million last year, due in part to the closure of our Young mens jeans and Wholesale H Hilfiger businesses of January 2005, which contributed $83.6 million of revenue in fiscal 2005, but only $14.6 million in fiscal 2006. Third party licensing royalty revenue in fiscal 2006 is expected to be slightly higher than the $74.2 million earned in fiscal 2005, with higher international royalties and commissions, offset by lower royalty income from U.S. licenses, as well as the declining value of the Euro against the U.S. dollar.

We continue to forecast operating income to be in the high single digit percentage range of revenue for fiscal 2006, compared to 6.3% in fiscal 2005, reflecting the improvements in operating results that we achieved during the first nine months of fiscal 2006. In addition, as interest rates have risen and we have generated more cash, we have seen and we continue to anticipate for the full year a significant increase in interest income over fiscal 2005. The Company now projects pretax income to increase by more than 45% in fiscal 2006 compared to its fiscal 2005 pretax results. The Company's estimated effective tax rate for fiscal 2006 is still expected to be approximately 28%. Taking these factors into account, we project net income to be higher than the $85.7 million we earned last year in the mid teen percentage range.

We are currently forecasting capital expenditures for fiscal 2006 to be approximately $80 million, somewhat below our prior forecast.

Looking beyond the current year, the Company's current outlook for the year ending March 31, 2007 is for revenue to increase in the mid single digit percentage range. We expect revenue growth to be driven by our retail and international wholesale segments, offset by the continued contraction of the U.S. wholesale segment. Operating income is expected to remain in the range of the high single digits as a percentage of revenue. Net income is expected to increase in the high single digit percentage range when compared to fiscal 2006 results. Our projections for fiscal 2007 assume approximately $6.5 million in expenses related to stock options under the new accounting standards. They do not include, however, a pretax accounting gain of approximately $20 million related to the sale in December 2005, of our office building located at 25 West 39th Street in New York City. The estimated gain on this sale has been deferred for accounting purposes since the Company has continuing involvement in the building, and is expected to be recognized sometime in fiscal 2007.

That's a quick overview, and now we'll open the call to take your questions.

OPERATOR: Ladies and gentlemen, at this time if you would like to ask a question, please press star and one on your touch-tone phone. If you'd like to be removed from the queue, press the pound key. Once again, to ask a question, press the star and one on your touch-tone phone.

First, we'll go to the site of Julia Rodney. Go ahead, please.


OPERATOR:  Next we will try the site of Doug Francis.  Go ahead, please.

DOUG FRANCIS: Good morning. Thank you for having this call. Let me just start by saying we're extremely happy with these results, and they do confirm our view that management's done a great job of stabilizing the business and guiding it towards a strong growth path. That being said, I just have three short questions.

JOE SCIROCCO: Doug, I'm sorry, it's Joe Scirocco. Could you just tell us who you're with?

OPERATOR: Mister Francis, your line has dropped off ... out of the queue. If you could please re-queue.

DAVE DYER: Cameron, will you also tell us please who they're with, not just their name, please?

OPERATOR: No problem. This should be Doug Francis of Sowood Capital. Go ahead, please, sir.

DOUG FRANCIS:  Hi, it's Doug Francis with Sowood Capital.  How are you?

DOUG FRANCIS: Thanks for having the call, we do appreciate it. Let me just start by saying that we are very happy with these results. They do confirm our view that management's done a great job of stabilizing the business and guiding it towards a strong growth path. That being said, we do have three short questions. First, in the preliminary proxy, you're projecting extremely strong growth rates in fiscal 2008 and 2009. Can you just take a minute and talk about how these forecasts were developed, and how confident you are in them?

Second, given that you've raised guidance for net income next year, and yet you continue to show a decline in U.S. wholesale revenues, can you just talk a little bit about how we should be thinking about the remaining fixed costs that are associated with this business and what your plans are there? And lastly, given the positive forecasts you put forth today and in the proxy, why does the Board feel the need to sell the company today? Why isn't remaining a public company an option so that we can participate in the strong growth you're projecting going forward? Thank you.

DAVE DYER: Joe, I think I'll let you take the ones on the plan, and talk through those. But, well, why don't you take that first and then we'll see if we can knock these off one at a time here.

JOE SCIROCCO: Sure. I think the first question really related to growth rates in 2008 and 2009, you know, again, the preliminary proxy, which is on file, explains all the background of this, but these projections were developed back in the July/August time frame for presentation to a full group of 24 potential bidders, and so these are the numbers that we have been working with since that time. In terms of our comments on how we feel about those projections at this point in time, we're not updating guidance or making projections that far into the future for public dissemination at this point in time.

We have put forth in this earnings release our outlook for the balance of the current year, and our preliminary outlook for '07, that is typically what we do as a public company, and so with respect to the process that we went through, and those growth rates that you read about in the proxy, that information was discussed with any of the 24 bidders, or potential bidders, in the group that we met with.

DAVE DYER: Well, I just always say in a rolling three year plan, there is also risk built into it, and as you do rolling three year plans, you update it with current knowledge as you go, and I can tell you that as we look at the stand alone scenarios that we went through with a lot of our strategies, we did do a very thorough review of those strategies, and again, looking at some of the questions like this that you raised at our regular Board meeting this week, we did go through with JP Morgan, and again the Board affirmed that we really do feel this transaction at this time is in the best interests of the company and the shareholders.

DAVE DYER: You know, one quarter in a turn ... one quarter doesn't make a turn around.

JOE SCIROCCO: I think something else to keep in mind with respect to the outlook of the Company, and this is true for fiscal '07 and would be true for any future period, the basis for all of the projections, of course the current year operation includes several start up businesses. The Karl Lagerfeld business, the e-commerce and the H retail business, all of which we have said before amount to about a 30 million dollar expense charge in the current year. So making predictions about, you know, the ultimate profitability of those businesses, and how they will develop, is necessarily subjective ... somewhat subject to change, and of course involves ... some risk.

The other thing with respect to our women's business, you know, Dave made a comment earlier in his remarks about how we need to do some more work in women's. Our forward plans were ... in the women's business were predicated upon some assumptions about the development of our Crest line, that was a significant portion of our forecasted revenue even for fiscal '07, and as Dave said, some of the challenges that we have in that business we expect to go forward into fiscal '07, so I think that whatever adverse impact we might see there would necessarily carry out into the future. So you know, I just think that by reference to the out years, you know, there are a number of risk factors that we need to consider.

JOE SCIROCCO: I have the other questions, Doug. I think you spoke to the improved guidance for the current year, and that is true, but again, a lot of moving parts. We have not yet completed our women's market for the fall 2006 season, and typically what we would do as a Company in this February conference call would be to just give very preliminary guidance relative to fiscal '07. It's just hard to forecast that far in the future without having the benefit of those markets in place.

In terms of the fixed costs that are inherent in the infrastructure, we have taken steps, you know, in October we took some actions that were fairly significant, and painful for the organization. I think that as we go forward, and Dave has already alluded to, we have to continue to watch the fixed cost structure. So with the continued projection of current trends in the wholesale business, it's something that we have to keep our eye on. I think the fixed cost structure has to continue to be re-examined. Your last question had something to do with ...

DOUG FRANCIS:  It's really a follow on from the first question...

JOE SCIROCCO:  I think I covered it on the cost side.  Okay. Thank you.

DAVE DYER:  Thanks, Doug.  Next question.

OPERATOR: Next we will go to the site of Liz Dunn from Prudential. Go ahead, please.

LIZ DUNN: Hi, how are you? Congratulations on a good quarter, and the increase in guidance. My question relates to the domestic wholesale business. My understanding is that Apax is considering licensing some of that out potentially, and I was just wondering if you'd ever, as a stand alone company before, you know, this transaction was contemplated, if you'd ever thought about that, because it is losing money and looks like it's on track to continue to lose money for some time. Or do you think that that domestic wholesale business, you know, the trends in profitability there can be turned around?

DAVE DYER: Well, I really can't comment on Apax's plans, because I don't know them. That would be best left for them in the future. I can tell you that that is certainly one of the scenarios that we did look at. I think that's in the proxy, we looked at four or five different scenarios that included various stages of licensing. You know, one of them was to license, as you had said, wholesale. Another was to aggressively grow out retail stores with a much, much smaller wholesale business or presence, and then we even looked at, you know, what happens with the infrastructure if you have a small wholesale business? Can you get the infrastructure in line to where you can make money with wholesale at a much smaller presence? And that's one of the things that we've been working on.

But you know, as we look at it, those are some of the strategies, and the inherent risk with each one of these opportunities we considered is what was the execution risk, and what was the chance of success as we went through them. And those were, I would say weighed heavily in the decision as we looked at these, and all those were not, you know, not short term, you know, get it fixed in the next 12 months. These were long term ... as I've said on future calls, this was long term, three, five to seven year type plans that was just blocking and tackling every day, getting up and just doing the hard work of running the business and making progress every single day. There was no silver bullet that was going to turn it around.

It was just hard work, and as we look at these plans, we thought that there was significant risk, execution risk, in each of these plans as we look forward on a three to five year horizon. Our crystal ball is just not that good for three to five years. You know, as we go in it, our crystal ball is usually, you know, pretty good a couple of months out, but you get much further than that, it begins to cloud, and certainly as you get out a year or two, it becomes very cloudy. And what we find is that with any plan that you do, you're always adapting and changing and tacking and jiving as you go through these plans, reacting to the current business conditions, and to the better information that you get running the business every day. So, those were some of the things that we looked at and considered. Thanks very much, Liz.

LIZ DUNN:  Thank you.

OPERATOR: Once again, if you have a question at this time, please press the star and one on your touch-tone phone.

DAVE DYER: If there are no more questions for those of you who have been shareholders, and those of you who have followed us, we certainly have appreciated your support over the years, it's been great working with you, and I know many of you have been with us for many years, and this may, may be one of our last formal contacts with you, and we really to wish to express our appreciation of certainly the support and your following us over the years, and thank you very much, and have a great day.

OPERATOR: Ladies and gentlemen, this concludes today's teleconference. You may now disconnect.